Exhibit 99.1

AMMO, Inc. Received Notification of Deficiency from Nasdaq Related to Delayed Filing of Quarterly Report on Form 10-Q

SCOTTSDALE, Ariz., November 26, 2024 -- AMMO, Inc. (Nasdaq: POWW, POWWP) (“AMMO,” “we,” “us,” “our” or the “Company”), the owner of GunBroker.com, the largest online marketplace serving the firearms and shooting sports industries, and a leading vertically integrated producer of high-performance ammunition and components, today announced that it received an expected deficiency notification letter from the Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”) on November 20, 2024 (the “Notice”). The Notice indicated that the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”) as a result of the Company’s failure to timely file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 (the “Form 10-Q”), as described more fully in the Company’s Form 12b-25 Notification of Late Filing filed with the Securities and Exchange Commission (the “SEC”) on November 13, 2024 (the “Form 12b-25”). The Listing Rule requires Nasdaq-listed companies to timely file all required periodic financial reports with the SEC.

As reported in the Form 12b-25, the Form 10-Q cannot be filed within the prescribed time period without unreasonable effort or expense as a result of the ongoing independent investigation (the “Investigation”) conducted by a law firm retained by a Special Committee of the Board of Directors of the Company.

The Company has until January 21, 2025, to submit a plan to regain compliance with the Listing Rule (the “Plan”). The Company intends to timely submit the Plan, if necessary. Pursuant to the Notice, if Nasdaq accepts the Plan, Nasdaq has the discretion to grant the Company an exception of up to 180 calendar days (the “Compliance Period”) from the due date of the Form 10-Q, or until May 19, 2025, to regain compliance with the Listing Rule. While the Company cannot provide specific timing regarding the filing of the Form 10-Q, the Company continues to work diligently to complete the Form 10-Q and intends to file the Form 10-Q as soon as practicable to regain compliance with the Listing Rule within the Compliance Period.

No assurance can be given that the Company will be able to regain compliance with the Listing Rule or maintain compliance with the other continued listing requirements set forth in the Nasdaq Listing Rules. If the Company does not regain compliance with the Listing Rule within the Compliance Period, Nasdaq could provide notice that the Company’s securities will become subject to delisting. If the Company receives notice that its securities are being delisted, Nasdaq rules permit the Company to appeal any delisting determination by Nasdaq staff to a hearings panel.

The Notice has no immediate effect on the listing of the Company’s common stock or preferred stock on Nasdaq.

About AMMO, Inc.

With its corporate offices headquartered in Scottsdale, Arizona, AMMO designs and manufactures products for a variety of aptitudes, including law enforcement, military, sport shooting and self-defense. The Company was founded in 2016 with a vision to change, innovate and invigorate the complacent munitions industry. AMMO promotes its own branded munitions, including its patented STREAK™ Visual Ammunition, /stelTH/™ subsonic munitions, and armor piercing rounds for military use. For more information, please visit: www.ammo-inc.com.

About GunBroker.com

GunBroker.com is the largest online marketplace dedicated to firearms, hunting, shooting and related products. Aside from merchandise bearing its logo, GunBroker.com currently sells none of the items listed on its website. Third-party sellers list items on the site and Federal and state laws govern the sale of firearms and other restricted items. Ownership policies and regulations are followed using licensed firearms dealers as transfer agents. Launched in 1999, GunBroker.com is an informative, secure and safe way to buy and sell firearms, ammunition, air guns, archery equipment, knives and swords, firearms accessories and hunting/shooting gear online. GunBroker.com promotes responsible ownership of guns and firearms. For more information, please visit: www.gunbroker.com.

Cautionary Note Regarding Forward Looking Statements

This press release contains express or implied “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “target,” “believe,” “expect,” “will,” “may,” “anticipate,” “estimate,” “would,” “positioned,” “future,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, among others, statements regarding the Company’s intent to timely submit the Plan and the Company’s plans and expectations about the completion and filing of the Form 10-Q. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on Company management’s current beliefs, expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. Important factors that could cause actual results to differ materially from those described in forward-looking statements include, but are not limited to, the timing of completion of the Investigation; Nasdaq’s acceptance of the Plan, and the duration of any extension that may be granted by Nasdaq; the potential inability to meet Nasdaq’s continued listing requirements; uncertainties associated with the Company’s preparation of the Form 10-Q and the related financial statements, including the possibility that accounting errors or corrections will be identified; and the possibility of additional delays in the filing of the Form 10-Q and the Company’s other SEC filings. Therefore, investors should not rely on any of these forward-looking statements and should review the risks and uncertainties described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on June 13, 2024, and additional disclosures the Company makes in its other filings with the SEC, which are available on the SEC’s website at www.sec.gov. Forward-looking statements are made as of the date of this press release, and except as provided by law, the Company expressly disclaims any obligation or undertaking to any update forward-looking statements.

Investor Contact:

CoreIR

Phone: (212) 655-0924

IR@ammo-inc.com

Source: AMMO, Inc.